Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet and statements of operations are based upon the historical consolidated financial statements of Adial Pharmaceuticals, Inc. (the “Company”). Unless the context indicates otherwise, any reference in this report to the “Company,” “we,” “us,” and “our” refers to Adial Pharmaceuticals, Inc. The unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the sale by the Company of the business of the Company’s wholly owned subsidiary, Purnovate, Inc. (the “Purnovate Sale”) for consideration including: (i) upfront cash payments totaling $450,000 upon the Option exercise; (ii) the issuance by Buyer to Company of 19.9% of the equity of Buyer; (iii) the assumption by Buyer of contingent payments due the former shareholders of Purnovate, Inc.; (iv) the assumption by Buyer of the obligations of Company to contracted Purnovate employees; (v) low, single digit royalty payment on net sales of all Purnovate products; (vi) contingent cash payments of up to approximately $11 million based on the achievement in development and approval milestones for the each Purnovate compound to reach the milestones after payments to the prior members of Purnovate pursuant to the Company’s previous agreement with the prior members of Purnovate for the Purchase of Purnovate; (vii) contingent cash payments of up to an aggregate of $50,000,000 upon the achievement of certain commercial milestones by the Buyer; and (viii) cash reimbursement of Purnovate expenses incurred and paid from Dec. 1, 2022 to the option exercise date of May 16, 2023. The Buyer also assumed liabilities of Purnovate, including: (i) trade payables incurred for services or purchases by Purnovate exclusively for its research operations; and (ii) the lease for 1180 Seminole Trail, Suite 495, Charlottesville, VA 22901.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 reflects the pro forma effect as if the Purnovate Sale had been consummated on March 31, 2023. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 include the Company’s historical consolidated statements of operations adjusted to reflect the pro forma effect as if the Purnovate Sale had been effective January 1, 2022 (the first day of our 2022 fiscal year). The historical consolidated financial statements referred to above for the Company were included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and Annual Report on Form 10-K for the year ended December 31, 2022. The accompanying unaudited pro forma condensed consolidated financial information and the historical consolidated financial information presented herein should be read in conjunction with the historical consolidated financial statements and notes thereto.

The unaudited pro forma condensed consolidated balance sheet and statements of operations include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the Sale, (b) are factually supportable and (c) with respect to the statement of operations, have a continuing impact on consolidated results. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the Sale, including potential general and administrative cost savings. The unaudited pro forma condensed consolidated statements of operations are provided for informational purposes only and are not necessarily indicative of the results of operations that would have occurred if the Purnovate Sale had occurred on January 1, 2022 nor is it necessarily indicative of our future operating results. The pro forma adjustments are subject to change and are based upon currently available information.

On August 4, 2023, the Company effected a reverse stock split of its outstanding shares of common stock, trading on Nasdaq under the symbol ADIL, at a ratio of 1-for-25. All references to common stock, stock warrants to purchase common stock, stock options to purchase common stock, share data, per share data and related information contained in these unaudited pro forma condensed consolidated financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

ADIAL PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2023

		Pro Forma
	Historical	Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$2,312,594	$450,000	(a)	$2,762,594
Prepaid research and development	428,700	(428,700)	(b)	—
Prepaid expenses and other current assets	223,356	—		223,356
Asset payment receivable	—	757,390	(c)	757,390
Total Current Assets	2,964,650	778,690		3,743,340

Fixed assets, net	48,492	(48,492)	(d)	—
Intangible assets, net	4,336	—		4,336
Acquired in-process research and development	455,000	(455,000)	(e)	—
Right-to-use Asset	180,229	(180,229)	(f)	—
Goodwill	248,971	(248,971)	(g)	—
Equity method investment	—	1,727,897	(h)	1,727,897
Total Assets	$3,901,678	$1,573,895		$5,475,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$530,141	(167,364)	(i)	362,777
Accrued expenses	1,184,338	(37,290)	(j)	1,147,048
Accrued expenses, related party	21,020	—		21,020
Lease liability, current	58,751	(58,751)	(k)	—
Other current liabilities	3,638	—		3,638
Total Current Liabilities	1,797,888	(263,405)		1,534,483

Long-term Liabilities:
Contingent liabilities	506,000	(506,000)	(l)	—
Lease liability, non-current	135,045	(135,045)	(k)	—
Deferred tax liability	22,897	(21,382)	(m)	1,515
Total Liabilities	$2,461,830	$(925,832)		$1,535,998

Stockholders’ Equity
Preferred Stock, 5,000,000 shares authorized with a par value of $0.001 per share, 0 shares outstanding at March 31, 2023	—	—		—
Common Stock, 50,000,000 shares authorized with a par value of $0.001 per share, 1, shares issued and outstanding at March 31, 2023	1,140	—		1,140
Additional paid in capital	68,019,075	—		68,019,075
Accumulated deficit	(66,580,367)	2,499,727	(n)	(64,080,640)
Total Stockholders’ Equity	1,439,848	2,499,727		3,939,575
Total Liabilities and Stockholders’ Equity	$3,901,678	$1,573,895		$5,475,573

ADIAL PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2023

		Pro Forma
	Historical	Adjustments		Pro Forma
Operating Expenses:
Research and development expenses	$676,435	$(310,819)	(o)	$365,616
General and administrative expenses	2,244,293	(341,134)	(o)	1,903,159
Total Operating Expenses	2,920,728	(651,953)		2,268,775

Loss From Operations	(2,920,728)	651,953		(2,268,775)

Other Income (Expense)
Change in value of contingent liability	(14,000)	14,000	(p)	—
Interest income	28,892	—		28,892
Total other income (expense)	14,892	14,000		28,892

Income (Loss) Before Provision For Income Taxes	(2,905,836)	665,953		(2,239,883)
Provision for income taxes	—	—		—
Loss from continuing operations	$(2,905,836)	$665,953		$(2,239,883)
Net Loss	(2,905,836)	665,953		(2,239,883)

Net loss per share, basic and diluted	$(2.75)	$0.63		$(2.12)

Weighted average shares, basic and diluted	1,058,542	1,058,542		1,058,542

ADIAL PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2022

		Pro Forma
	Historical	Adjustments		Pro Forma
Operating Expenses:
Research and development expenses	$4,176,998	$(2,226,690)	(q)	$1,950,308
General and administrative expenses	9,140,129	(230,569)	(q)	8,909,560
Total Operating Expenses	13,317,127	(2,457,259)		10,859,868

Loss From Operations	(13,317,127)	2,457,259		(10,859,868)

Other Income (Expense)
Change in value of contingent liability	522,000	(522,000)	(r)	—
Interest income	63,209	—		63,209
Total other income (expense)	585,209	(522,000)		63,209

Income (Loss) Before Provision For Income Taxes	(12,731,918)	1,935,259		(10,796,659)
Provision for income taxes	502	—		502
Loss from continuing operations	(12,731,416)	1,935,259		(10,796,157)
Income from discontinued operations, net of taxes	—	2,045,858	(s)	2,045,858
Net Loss	$(12,731,416)	$3,981,117		$(8,750,229)

Net loss per share, basic and diluted	$(12.71)	$3.98		$(8.74)

Weighted average shares, basic and diluted	1,001,505	1,001,505		1,001,505

ADIAL PHARMACEUTICALS

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Description of Transaction and Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet and statements of operations are based upon the historical consolidated financial statements of Adial Pharmaceuticals, Inc. (the “Company”), which were included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2023 and its Annual Report on Form 10-K for the year ended December 31, 2023. Unless the context indicates otherwise, any reference in this report to the “Company,” “we,” “us,” and “our” refers to Adial Pharmaceuticals, Inc.

On January 27, 2023, we executed an option agreement with Adovate, LLC (then Adenomed, LLC) (“Adovate”) which gave Adovate an option to purchase the business of the company’s wholly owned subsidiary, Purnovate, Inc. Adovate is a related party, the CEO, founder, and majority equity holder of Adovate being our former CEO and a current director. On exercise of the option, Adovate would acquire the business of Purnovate, including: (1) the rights to Purnovate’s lead drug candidate, along with any associated intellectual property, trade secrets, and know-how; (2) the transfer and benefit of all Purnovate vendor contracts and its operating lease, including prepayments and deposits; (3) all property and equipment of Purnovate; and (4) the rest of Purnovate’s business, including any intellectual property, trade secrets, or know-how. Consideration due on the exercise of the option were: (i) upfront cash payments totaling $450,000 upon the Option exercise; (ii) the issuance by Buyer to Company of 19.9% of the equity of Buyer; (iii) the assumption by Buyer of contingent payments due the former shareholders of Purnovate, Inc.; (iv) the assumption by Buyer of the obligations of Company to contracted Purnovate employees; (v) low, single digit royalty payments on net sales of all Purnovate products; (vi) contingent cash payments of up to approximately $11 million based on the achievement in development and approval milestones for each Purnovate compound to reach the milestones after payments to the prior members of Purnovate pursuant to the Company’s previous agreement with the prior members of Purnovate for the Purchase of Purnovate; (vii) contingent cash payments of up to an aggregate of $50,000,000 upon the achievement of certain commercial milestones by the buyer; and (viii) cash reimbursement of Purnovate expenses incurred and paid from Dec. 1, 2022 to the option exercise date of May 16, 2023. The Buyer also assumed operating liabilities of Purnovate, including: (ix) trade payables incurred for services or purchases by Purnovate exclusively for its research operations; and (x) the lease for 1180 Seminole Trail, Suite 495, Charlottesville, VA 22901.

On May 8, 2023, Adovate sent a letter exercising its option effective May 16, 2023 and made payment of the $450,000 in fees due on exercise. On June 30, 2023, Adovate issued to us the equity due under the option exercise and we executed documents confirming the transfer of Purnovate’s business as described above, completing the sale. The unaudited pro forma condensed consolidated statements of operations reflect the sale by the Company of the business of the Company’s wholly owned subsidiary, Purnovate, Inc., as if the sale had been consummated on January 1, 2022 (the first day of our 2022 fiscal year). The unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 reflect such sale as if it had been consummated on that date.

Pro Forma Adjustments

Effective as of June 30, 2023 the Company completed the sale by the Company of the business of the Company’s wholly owned subsidiary, Purnovate, Inc. pursuant to the terms of an Option Agreement (the “Agreement”) dated as of January 27, 2023.

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet and/or the unaudited pro forma condensed consolidated statements of operations:

(a)	Reflects the $150,000 option exercise fee and upfront payment of $300,000 due on exercise and paid on May 8, 2023, as described in (i) above.

(b)	Deposits and prepaid expenses associated with vendor contracts which were transferred to the buyer on option exercise, as described in (2) above, at the values of these assets had buyer exercised its option on March 31, 2023.

(c)	Reflects reimbursements of expenses due from buyer from December 1, 2022 to the option exercise date, as described in (viii) above, based on total reimbursable expenses had buyer exercised its option on March 31, 2023.

(d)	Fixed assets, net of accumulated depreciation, including lab and office equipment and furnishings, which were transferred to Purnovate, as described in (3) above, with net of these assets on March 31, 2023.

(e)	The rights to Purnovate’s ongoing lead drug development program, as described in (1) above.

(f)	Right-to-use asset associated with lease transferred on option exercise, as described in (2) above, the value of the asset as it was on March 31, 2023.

(g)	Goodwill of business of Purnovate sold, reflecting the rights in to all other Purnovate drug development programs, know-how, and the rest of its business, as described in (3) above.

(h)	Fair value of equity issued in the buyer of Purnovate to Company in consideration of sale, due on option exercise, had the equity been issued on March 31, 2023.

(i)	Accounts payable associated with transferred vendor contracts which were transferred to the buyer, as described in (ix) above, at the amount of the liabilities had buyer exercised its option on March 31, 2023.

(j)	Accrued expenses associated with vendor contracts which were transferred to the buyer, as described in (ix) above, at the amount of the liabilities had buyer exercised its option on March 31, 2023.

(k)	Liability associated with lease assumed by the buyer, as described in (x) above, at amount of the liability had the Buyer exercised its option on March 31, 2023.

(l)	Contingent liability to former Purnovate shareholders assumed by the buyer, as described in (iii) above, at the amount of liability on March 31, 2023.

(m)	Deferred tax liability which arose as a result of the acquisition of Purnovate.

(n)	Gain on exercise of option, had buyer exercised its option on March 31, 2023.

(o)	Reversal of expenses attributable to Purnovate operations in the three months ended March 31, 2023, which included the costs of Purnovate research and development activities, the wages salaries of Purnovate employees, the cost of the transferred lease, depreciation of the transferred equipment, and fees to Purnovate contractors.

(p)	Reversal of expense due to net increase of the contingent consideration liability to former Purnovate shareholders in the three months ended March 31, 2023, which was assumed by the buyer on option exercise as described in (iii) above, had the option been exercised January 1, 2022.

(q)	Reversal of expenses attributable to Purnovate operations in the year ended December 31, 2022, which included the costs of Purnovate research and development activities, the wages salaries of Purnovate employees, the cost of the transferred lease, depreciation of the transferred equipment, and fees to Purnovate contractors.

(r)	Reversal of gain due to net increase of the contingent consideration liability to former Purnovate shareholders in the year ended December 31, 2022, which was assumed by the buyer on option exercise as described in (iii) above, had the option been exercised January 1, 2022.

(s)	Gain on exercise of option, had buyer exercised its option on January 1, 2022.

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